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Exhibit 10.1



                            ASSET PURCHASE AGREEMENT


                                 by and between


                              CONFERENCE PLUS, INC.


                                       and


                           iLINC COMMUNICATIONS, INC.



                                  JUNE 30, 2008





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                            ASSET PURCHASE AGREEMENT

      THIS ASSET PURCHASE AGREEMENT ("AGREEMENT") is made as of the commencement of business on June 30, 2008, by and between Conference Plus, Inc., (a subsidiary of Westell Technologies, Inc.), a Delaware corporation, with its primary place of business at 1051 E. Woodfield Rd., Schaumburg, Illinois 60173 ("Purchaser") and iLinc Communications, Inc., a Delaware corporation ("SELLER"). Capitalized terms not otherwise defined shall have the meaning ascribed to such terms in Article X.

      WHEREAS, Seller is engaged in the events business as an audio conferencing service provider and wishes to sell certain assets associated with that business;

      WHEREAS, Purchaser is engaged in the audio conferencing business and wishes to purchase from Seller certain identified assets of Seller used directly in the EventPlus Business, all on and subject to the terms and conditions set forth in this Agreement (the "ACQUISITION"); and at Closing Seller is to be simultaneously engaged (through the Agent Agreement to be executed at Closing) to solicit customers for Purchaser's event services.

      NOW, THEREFORE, in consideration of the premises and mutual representations, warranties, covenants and agreements hereinafter set forth, the parties hereto agree as follows:

                                   ARTICLE I

                                PURCHASE AND SALE

      1.1 ACQUIRED ASSETS. Subject to the terms and conditions set forth in this Agreement, at the Closing, Seller shall sell, convey, assign, transfer and deliver to Purchaser and Purchaser shall purchase, accept, acquire and take assignment and delivery of, all right, title and interest in, to and under the following assets of Seller related directly to the Seller's EventPlus Business (collectively, the "ACQUIRED ASSETS") free and clear of all Encumbrances:

            (a) all rights to revenues derived after Closing from the provision of event services to accounts and customers listed on SCHEDULE 1.1(a) (the "EVENTPLUS CUSTOMER ACCOUNTS");

            (b) all the contracts with EventPlus Customer Accounts which provide for the provisioning, use and purchase of event services to be provided on specific dates after Closing, as identified on SCHEDULE 3.7(a)(i) (the "OPEN EVENT CONTRACTS");

            (c) the other contracts listed on SCHEDULE 3.7(a)(ii) with the EventPlus Customer Accounts;

            (d) any deposits associated with the Open Event Contracts or other assigned contracts that have been collected prior to or on the Closing Date for event services to be provided after the Closing Date;

            (e) a worldwide royalty free perpetual license to Seller's EventPlus(TM) software and source code (tht "EVENTPLUS SOFTWARE") used to


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support the registration process for the EventPlus Customer Accounts pursuant to the registration software license agreement in the form of Exhibit F (the "REGISTRATION SOFTWARE LICENSE AGREEMENT");

            (f) the toll free telecommunications access numbers listed on
SCHEDULE 1.1(f) associated with the EventPlus Business (the "ACCESS NUMBERS");

            (g) all accounting books and records, customer files (including customer credit and collection information), sales agent records and sales and purchase correspondence relating directly to the EventPlus Business; PROVIDED, that Seller may retain a copy of such records, on a confidential basis, to support its own Web Collaboration Business and its accounting and collection activities or any obligation arising under this Agreement or the Transition Services Agreement;

            (h) all warranties, indemnities or other rights relating directly to the Open Event Contracts; and,

            (i) all goodwill related to, arising from or used in connection with the EventPlus Business.

      1.2 EXCLUDED ASSETS. Those assets of Seller not constituting Acquired Assets (collectively, the "EXCLUDED ASSETS"), including the following, shall be retained by Seller, and are not being sold or assigned to Purchaser hereunder:

            (a) All taxpayer and other identification numbers and minute books, stock transfer books and other documents relating to the organization, maintenance, and existence of Seller as a corporation;

            (b) Seller's rights under this Agreement and the agreements to be executed by Seller in connection herewith; and

            (c) Any right, title, interest or asset of Seller not described in
SECTION 1.1, including but not limited to any right or asset associated with Seller's Web Collaboration Business (and including any unrelated audio conferencing products or services not a part of the EventPlus Business);

            (d) Any accounts receivable owing by EventPlus Customer Accounts for services provided through the Closing Date; and

            (e) All intellectual property and source code associated with Seller's Web Conferencing Software and Seller's EventPlus Software (except for the EventPlus Software license described in SECTION 1.1(e)).

      1.3 ASSUMED LIABILITIES. As part of the consideration for the Acquired Assets, at the Closing Purchaser shall assume only those obligations of Seller to be performed after the Closing under the Open Event Contracts and any contracts described in SECTION 1.1(c)(other contracts which Purchaser has elected to assume), in each case solely to the extent legally transferred or assigned to Purchaser, but excluding any obligations or liabilities arising from

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or related to any default, breach or violation of any Open Event Contract or such other contracts due to activities or events occurring on or prior to the Closing (the "ASSUMED LIABILITIES").

      1.4 NO OTHER LIABILITIES ASSUMED. Notwithstanding anything in this Agreement to the contrary, neither Purchaser nor any of its Affiliates shall assume and in no event shall be deemed to have assumed, any Liability of Seller or any of its Affiliates whatsoever (collectively, the "RETAINED LIABILITIES"), other than as specifically set forth in SECTION 1.3. Without limiting the generality of the foregoing, Purchaser is assuming no obligation for, and shall have no responsibility with respect to, Taxes, Liabilities with respect to Seller's employees (including Liabilities with respect to employment compensation, benefits or severance), governmental charges or assessments or any other operating Liabilities of Seller (including accounts payable or other obligations under any contract, lease, commitment, sales order, purchase order, license, mortgage, note, bond or other agreement, whether written or oral (other than as expressly set forth in SECTION 1.3)).

      1.5 WAIVER OF BULK SALES COMPLIANCE. Purchaser and Seller hereby waive compliance with the bulk sales Laws of any applicable jurisdiction, and Seller agrees to indemnify and hold harmless Purchaser and its Affiliates from and against any claims arising out of or due to the failure to comply with such bulk sales Laws in accordance with SECTION 8.2.

                                   ARTICLE II

                                  CONSIDERATION

      2.1 CONSIDERATION. The aggregate consideration for the Acquired Assets shall be $175,000 (the "CLOSING PAYMENT"), PLUS the assumption of the Assumed Liabilities, PLUS the right to receive the Monthly Earn-out Payments (as determined in accordance with SECTION 2.3) (collectively, the "CONSIDERATION").

      2.2 PAYMENT OF THE CONSIDERATION. The Consideration shall be paid by Purchaser to Seller: (a) at the Closing, by assumption of the Assumed Liabilities and delivery to Seller of the Closing Payment; and (b) at the times and in the amounts specified in SECTION 2.3, by delivery to Seller of the applicable payments set forth therein.

      2.3 MONTHLY EARN-OUT PAYMENTS. Seller shall be entitled to receive, as fully earned without additional conveyance or consideration, the following (the "MONTHLY EARN-OUT PAYMENTS"):

            (a) Purchaser shall pay to Seller an amount with respect to each of the twenty-four (24) months after the Closing Date (the "MEASUREMENT PERIOD"), equal to the greater of: (a) twenty five percent (25%) of the revenue (recorded on an accrual basis in accordance with GAAP) derived by Purchaser from the EventPlus Business from (i) EventPlus Customer Accounts and (ii) accounts referred to Purchaser by Seller pursuant to the Agent Agreement (the "REFERRED CUSTOMER ACCOUNTS" and together with the EventPlus Customer Accounts the "SELLER GENERATED CUSTOMER ACCOUNTS") or (b) ten thousand dollars ($10,000) (the "MINIMUM PAYMENTS"). The Minimum Payments are due from Purchaser and irrevocably earned by Seller regardless of the amount of revenue actually earned by Purchaser during the Measurement Period, and therefore are a floor on the amount that will be due to Seller during the Measurement Period. (By way of example but

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not limitation, should Purchaser earn, on an accrual basis, $80,000 in revenue from the EventPlus Business from Seller Generated Customer Accounts for August of 2008, then the Monthly Earn-Out Payment payable to Seller for August of 2008 will be $20,000. If the Purchaser earns no revenue from the EventPlus Business from Seller Generated Customer Accounts for September of 2008, then the total of the Monthly Earn-Out Payment payable to Seller for September of 2008 will be $10,000). Only revenues derived from the Seller Generated Accounts for the EventPlus Business will be considered in determining the Monthly Earn-Out Payments. For the avoidance of doubt, neither revenues derived by Buyer from any Seller Generated Customer Account for Seller's resale of Seller's web conferencing services (other than web conferencing services used during an event), revenue derived by Buyer from any other services provided by Buyer to Seller Generated Accounts nor EventPlus Business revenues derived from Buyer from other than Seller Generated Accounts will be considered in determining the Monthly Earn-Out Payments. Each Monthly Earn-Out Payment will be calculated and due on the last day of each month during the Measurement Period and shall be paid within fifteen (15) days after the end of each month thereof, together with the tender of a summary report of the basis for payment providing at least the customer name and the amount invoiced to any Seller Generated Customer Accounts. Monthly Earn-Out Payments in excess of the Minimum Payment shall be subject to reduction, credit or reimbursement on account of credits or other adjustments to the amount owing by the customer based solely on defects or failures in delivery of service with respect to the contract under which the revenue is earned, but not for unrelated credits which Purchaser may deem appropriate to grant, and for clarification not for any write-off of any outstanding accounts receivable (bad debts) due to collection issues associated with a Seller Generated Customer Account.

            (b) If Seller disagrees with any Monthly Earn-Out Payment (a "DISPUTE"), then Seller shall notify Purchaser of such Dispute in writing within forty-five (45)) days after the end of each calendar quarter during the Measurement Period with respect to Monthly Earn-Out Payments accrued during that past calendar quarter. Purchaser and Seller will have sixty (60) days after Seller has notified Purchaser in which to resolve the Dispute. At Seller's request, Seller and its representatives shall be given access to the financial and other books and records of Purchaser related to the EventPlus Business which will be used to determine the Monthly Earn-Out Payment. If such Dispute is not resolved in such amount of time, Seller and Purchaser shall immediately tender the undisputed portion of any disputed sum to Seller and submit the issues remaining in dispute to arbitration in accordance with SECTION 11.1

            2.4 METHOD OF PAYMENT. All payments being made from one party to another under this Agreement shall be made by wire transfer of immediately available federal funds in United States dollars to an account previously designated in writing by the party to receive such payment at the expense of the party initiating the wire transfer.

            2.5 ALLOCATION OF CONSIDERATION. The parties shall allocate the Consideration among the Acquired Assets, in accordance with SCHEDULE 2.5. Such allocation is intended to comply with the requirements of Section 1060 of the Internal Revenue Code of 1986, as amended. Seller and Purchaser shall file Form 8594 with their respective Tax Returns consistent with such allocation. The parties shall treat and report the transaction contemplated by this Agreement in all respects consistently for purposes of any federal, state or local tax, including the calculation

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      of gain, loss and basis with reference to the Consideration allocation made pursuant to this SECTION 2.5. The parties shall not take any action or position inconsistent with the obligations set forth in this SECTION 2.5, except as may otherwise be required by applicable Law.

            2.6 TAXES. Seller shall pay all Taxes and fees imposed by Governmental Authorities and required to be paid in connection with or arising from the sale, transfer, or assignment of the Acquired Assets.

                                  ARTICLE III

                    REPRESENTATIONS AND WARRANTIES OF SELLER

      Seller represents and warrants to Purchaser that the statements contained in this ARTICLE III are true and correct on and as of the date hereof and the Closing Date, except as set forth in the disclosure schedule accompanying this Agreement (the "DISCLOSURE SCHEDULE"). The Disclosure Schedule will be arranged in paragraphs corresponding to the numbered paragraphs contained in this ARTICLE III.

      3.1 DUE ORGANIZATION. Seller is a corporation, duly organized and validly existing and in good standing under the laws of the state of its incorporation with all requisite power and authority to own, lease and operate the Acquired Assets. Seller is duly authorized to do business and in good standing in each other jurisdiction in which either the nature of the activities conducted by it or ownership of the Acquired Assets requires it to be so qualified, each of which jurisdictions is set forth on SCHEDULE 3.1, except where the failure to be so qualified would not have a material adverse effect on Seller or the Acquired Assets.

      3.2 DUE AUTHORIZATION. Seller has full power and authority to enter into this Agreement and to carry out the transactions contemplated hereby to be performed by it. The execution, delivery and performance of this Agreement have been duly authorized by all necessary corporate action on the part of Seller's Board of Directors ("SELLER'S BOARD OF DIRECTORS"). This Agreement has been duly and validly executed and delivered by Seller and constitutes the legal, valid and binding obligation of Seller, enforceable in accordance with its terms, subject to applicable bankruptcy, insolvency, moratorium, reorganization and other similar laws affecting the rights of creditors generally, and to the exercise of a court's equitable powers. The execution, delivery and performance by Seller of this Agreement and all other instruments, agreements, certificates and documents contemplated hereby to be executed, delivered and performed by
Seller: (a) do not, and will not, violate or conflict with any provision of the certificate of incorporation, bylaws or other organizational and governing documents of Seller; (b) do not, and will not, violate or constitute a default under any contract, lease, commitment, sales order, purchase order, license, mortgage, note, bond or other agreement, whether written or oral, or, to Seller's Knowledge, any Law to which Seller is a party, or by which it or any of the Acquired Assets are bound; and (c) will not result in the creation of any Encumbrance upon the Acquired Assets, or permit the acceleration of the maturity of any indebtedness secured by the Acquired Assets. No notice to, filing with, authorization of, exemption by, or Consent of any Person is required in order for Seller to consummate the transactions contemplated hereby, except as shall have been obtained on or prior to the Closing Date.


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      3.3 NO ADVERSE CHANGE. Except as disclosed on SCHEDULE 3.3, since December
31, 2007 the EventPlus Business has been operated only in the usual, regular and ordinary course and manner and there has not been any: (a) sale, transfer or disposition of any of the assets of the EventPlus Business except in the ordinary course of business; (b) Encumbrance placed on any of the Acquired Assets; (c) contract, lease, commitment, license, mortgage, note, or bond, whether written or oral, entered into by Seller other than in the ordinary course of business; (d) material modification, cancellation or termination of any material Open Event Contract; or (e) discontinuation or material reduction in purchases from or dealings with Seller by any customer of the EventPlus Business that was one of the top twenty (20) customers of the EventPlus Business as measured by event revenues during the twelve (12) months ended December 31, 2007.

      3.4 TITLE TO AND CONDITION OF ASSETS. Seller has good and valid title to the Acquired Assets. At Closing Seller shall convey the Acquired Assets to Purchaser and vest in Purchaser good and valid title to the Acquired Assets, free and clear of any Encumbrance,

      3.5 REVENUE STATEMENTS.

            (a) The list of EventPlus Customer Accounts and associated gross revenues therefrom, broken out by month for the period beginning December 1, 2007 through and including May 31, 2008 (the "REVENUE STATEMENTS") are attached as SCHEDULE 3.5(a). The Revenue Statements: (i) are true, complete and correct;
(ii) fairly present the revenues of Seller stated therein by service and by customer as of the dates thereof and the periods then ended, and (iii) have been prepared in accordance with the books and records of Seller and do not reflect any transactions that are not bonafide.

      3.6 TAXES. All Taxes attributable to the Acquired Assets and the EventPlus Business have been properly determined in all material respects in accordance with applicable Laws and have been timely paid in full if due and if not due will be timely paid by Seller when due. All Taxes attributable to the Acquired Assets and the EventPlus Business that Seller is required by Law to withhold or collect, including sales and use Taxes and amounts required to be withheld for Taxes of employees, have been duly withheld or collected and, to the extent required, have been paid over to the proper Governmental Authorities.

      3.7 AGREEMENTS. SCHEDULE 1.1(a) contains a true and complete list of all the accounts and customers related to the EventPlus Business.

            (a) SCHEDULE 3.7(a) sets forth an accurate and complete list of the following: (i) all Open Event Contracts, (ii) any other agreement or terms and conditions governing Seller's relationship with the EventPlus Customer Accounts for the Open Event Contracts or future services which may be ordered or provided, including pricing terms and minimum purchase requirements, and (iii) the amount owed by each EventPlus Customer Accounts to Seller as of the Closing Date, with aging. Other than as indicated next to each customer account on SCHEDULE 3.7(a): (v) no EventPlus Customer Account has an agreement containing a "most favored nation" or similar pricing adjustment provision, (w) no EventPlus Customer

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      Account contains any restriction on the ability of Seller to run its business, whether through "exclusivity", "non-competition", "non-solicitation" or similar provisions, (x) there is no restriction on transfer or similar provision in any contract related to any EventPlus Customer Account that would prohibit or impair Purchaser's ability to provide and be paid for the EventPlus Business services to any EventPlus Customer Account following Closing, (y) no event of default by Seller has occurred that remains uncured with respect to any such EventPlus Customer Account, and (z) to Seller's Knowledge no event of default by the other party or parties to such EventPlus Customer Account exists and no circumstance exists that, with notice or lapse of time or both, would constitute an event of default by any party thereto. Seller has provided Purchaser with a true and complete copy of all agreements listed on
      SCHEDULE 3.7(a)(i) and (ii).

            (b) SCHEDULE 3.7(b) sets forth an accurate and complete list of all employment or independent contractor agreements. There are no agreements in effect with contain any non-competition, non-solicitation provisions currently in effect which restrict Seller in relation to the EventPlus Business. Seller has delivered to Purchaser a true and complete copy of all agreements listed on
SCHEDULE 3.7(b).

            (c) SCHEDULE 3.7(c) sets forth an accurate and complete list of all Reseller Agreements currently in effect relating directly to the EventPlus Business. Seller has delivered to Purchaser a true and complete copy of all agreements listed on SCHEDULE 3.7(c).

      3.8 LITIGATION. Except as disclosed on SCHEDULE 3.8, there is no notice of any claims, actions, suits, proceedings, or governmental investigations (each, a "PROCEEDING") pending or, to Seller's Knowledge, threatened against or affecting the EventPlus Business or any of the Acquired Assets. Seller is not named in any order, judgment, decree, stipulation or consent order with any Governmental Authority that affects the EventPlus Business, the Acquired Assets or the transactions contemplated by this Agreement.

      3.9 CUSTOMERS. Except as disclosed on SCHEDULE 3.9, no accounts receivable of any EventPlus Customer Account is more than ninety (90) days overdue and no EventPlus Customer Account is currently suing Seller, has ever sued Seller or is currently in a dispute with Seller.

      3.10 INTELLECTUAL PROPERTY. Seller owns all right and title necessary to grant Purchaser the license reflected herein and in the Registration Software License Agreement to use the EventPlus Software.

      3.11 COMPLIANCE WITH LAWS. Seller has complied with all Laws applicable to it, the EventPlus Business and the Acquired Assets. No claims have been filed against Seller alleging a violation of any such Laws.

      3.12 RELATED PARTY TRANSACTIONS AND COMPETITIVE INTERESTS. No officer or director of Seller has any direct or indirect interest in any of the EventPlus Customer Accounts nor does such officer or director have any direct or indirect interest in, or derive any income from, any Person (other than Seller) in a business which is competitive with or similar to the EventPlus Business.


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3.13 SOLVENCY. As and after giving effect to the Closing: (i) the assets of
Seller shall exceed its Liabilities; (ii) the capital of Seller shall not be unreasonably small to conduct its business; and (iii) Seller shall not have incurred debts, nor shall have intended to incur debts, beyond its ability to pay such debts as they mature.

3.14 BROKERS. Seller has not incurred any Liability for brokerage or finders' fees or agents' commission or other similar payment in connection with the Acquisition.

3.15 DISCLOSURE. Neither this Agreement, nor any of the Schedules or Exhibits hereto, or other agreements entered into connection with the transactions contemplated hereby, contains any untrue statement of a material fact or omits a material fact necessary to make the statements contained herein or therein, in light of the circumstances in which they were made, not misleading. No investigation or due diligence conducted by, or knowledge obtained by, Purchaser or its Affiliates shall limit, modify or negate any of the foregoing representations and warranties.

                                   ARTICLE IV

                   REPRESENTATIONS AND WARRANTIES OF PURCHASER

      Purchaser represents and warrants to Seller as of the date hereof and the Closing Date as follows:

      4.1 DUE INCORPORATION. Purchaser is a corporation duly organized and validly existing under the laws of the State of Delaware with full corporate authority to conduct its business as it is now conducted. Purchaser is duly authorized to do business and in good standing in each other jurisdiction in which either the nature of the activities intended to be conducted by it or ownership of the Acquired Assets requires it to be so qualified, except where the failure to be so qualified would not have a material adverse effect on Purchaser or the Acquired Assets.

      4.2 DUE AUTHORIZATION. Purchaser has the full power and authority to enter into this Agreement and to carry out the transactions contemplated hereby. The execution, delivery and performance of this Agreement by Purchaser has been duly authorized by all necessary corporate action on the part of Purchaser and Parent. This Agreement has been duly and validly executed and delivered by Purchaser and constitutes the legal, valid and binding obligation of Purchaser enforceable in accordance with its terms, subject to applicable bankruptcy, insolvency, moratorium, reorganization and other similar laws affecting the right of creditors generally, and to the exercise of a court's equitable powers. The execution, delivery and performance by Purchaser of this Agreement and all other instruments, agreements, certificates and documents contemplated hereby to be executed, delivered and performed by Purchaser: (a) do not, and will not, violate or conflict with any provision of the articles of incorporation, bylaws or other organizational and governing documents of Purchaser; and (b) do not, and will not, violate or constitute a default under any contract or, to Purchaser's Knowledge, any Law to which Purchaser is a party, or by which it is bound. No notice to, filing with, authorization of, exemption by or consent of any Person or entity is required in order for Purchaser to consummate the transactions contemplated hereby, except as shall have been obtained on or prior to the Closing Date.


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      4.3 BROKERS. Purchaser has not incurred any Liability for brokerage or finders' fees or agents' commission or other similar payment in connection with the Acquisition.

      4.4 LITIGATION. There is no Proceeding pending or, to Purchaser's Knowledge, threatened against or affecting Purchaser that would impair Purchaser's ability to derive revenue from the Open Event Contracts post-closing.



                                   ARTICLE V

                                    COVENANTS

      5.1 ACCESS TO INFORMATION. Until the earlier of the Closing Date or termination of this Agreement in accordance with ARTICLE VII, Seller shall give to Purchaser, its officers, agents, employees, counsel, accountants and other representatives, reasonable access to the books and records of the EventPlus Business as it requests. Seller shall cause its officers, employees, consultants, agents, accountants, attorneys and other representatives to cooperate with Purchaser and Purchaser's representatives in connection with such investigation and examination.

      5.2 CONDUCT OF THE EVENTPLUS BUSINESS PENDING THE CLOSING. Prior to the Closing, except: (i) as required by applicable Law; or (ii) with the prior written consent of Purchaser, Seller shall:

            (a) conduct the EventPlus Business only in the ordinary course of business consistent with past practices;

            (b) use its commercially reasonable efforts to preserve the present relationships with customers and vendors of the EventPlus Business; and,

            (c) not take or omit to take any action that would violate the representation contained in SECTION 3.3 or otherwise agree to anything prohibited by this SECTION 5.2.

      5.3 TRANSITION COOPERATION; MAIL AND COLLECTIONS RECEIVED AFTER CLOSING.

            (a) Promptly following the Closing, Purchaser and Seller shall cooperate in coordinating with all third-party telecommunications companies regarding the smooth and prompt transfer to Purchaser of all toll free numbers constituting Acquired Assets.

            (b) From and after the Closing Date, Seller shall promptly forward or cause to be forwarded to Purchaser any payments received by Seller for services provided or to be provided by Purchaser after Closing (including any deposits received after the Closing Date), as well as any mail that relates to the Acquired Assets or the Assumed Liabilities, and Purchaser shall promptly forward or cause to be forwarded to Seller any payments received by Purchaser for services provided by Seller prior to Closing, as well as any mail received by Purchaser that relates to the Excluded Assets, or the Retained Liabilities. All collections received by Seller or Purchaser that are identified by the

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customer as pertaining to a specific event or invoice shall be attributed by
Seller and Purchaser as payments on that specific event or invoice. Any collections received by Seller or Purchaser without any event or invoice identification shall be attributed to the oldest invoice outstanding.

            (c) Following the Closing Date, Seller hereby grants to Purchaser the power, right and authority, coupled with an interest, to receive, endorse, cash, deposit, and otherwise deal with, in the name of Seller, any checks, drafts, documents and instruments constituting payment of any amounts included in the Acquired Assets and that are payable to, payable to the order of, or endorsed in favor of Seller or any agent of Seller. Seller agrees promptly to endorse and pay over or cause to be endorsed and paid over to Purchaser, without deduction or offset, the full amount of any payment received by Seller after the Closing Date in respect of goods sold or services rendered as part of the EventPlus Business.

            (d) Following the Closing Date, Seller and Purchaser will cooperate in a commercially reasonable manner to permit Seller to integrate Purchaser's audio conferencing services with the Seller's Web conferencing offering. Purchaser agrees to provide the Seller with documentation of and access to its published application programming interface ("API") for its audio conferencing bridge and provide assistance in its ordinary course of business so as to permit the Seller's engineers a reasonable opportunity to integrate Purchaser's audio conferencing services with the Seller's Web conferencing offering and the EventPlus Software.

      5.4 POST-CLOSING EXPENSES. Subject to the provisions of SECTION 8.1, Seller is responsible for all expenses (other than Assumed Liabilities) related to the EventPlus Business incurred prior to and on the Closing Date and Purchaser is responsible for all Assumed Liabilities and for all expenses related to the EventPlus Business first incurred after the Closing Date, and Purchaser will forward to Seller invoices for expenses relating solely to the period on and before the Closing Date (other than Assumed Liabilities) and Seller shall pay such invoices directly to the payee. In order to assure Purchaser of no disruption in services, Purchaser may pay any invoices which reflect expenses relating to both the period before and after the Closing Date, however, Seller shall remain obligated to Purchaser for its portion of such expenses in accordance with the terms of this Agreement. On or before sixty (60) days after the Closing Date, Purchaser and Seller will provide each other with a list of all such pro-rated, pre-Closing Date-paid, Closing Date-paid and post-Closing Date-paid expenses that are not otherwise addressed by this Agreement as Assumed Liabilities. Purchaser and Seller shall reimburse each other promptly for any amounts due each other at that time and thereafter within ten (10) calendar days after receipt of proof of payment of any such expenses.

      5.5 PAYMENT OF RETAINED LIABILITIES. Seller shall make adequate provision for the payment, in full all of the Retained Liabilities and other liabilities of Seller under this Agreement related to the EventPlus Business. If any such liabilities are not so paid or provided for and Purchaser determines that the failure to so pay or provide for such Liabilities would materially impair Seller's ability to satisfy its obligations under the Transition Services Agreement, Purchaser shall provide notice to Seller of such event and, if Seller has failed to pay or provide for such Liabilities after five (5) calendar days notice, Purchaser may, at any time after the Closing Date, elect to make all such payments directly (but shall have no obligation to do so) and the full

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amount of all such payments made by Purchaser shall be promptly reimbursed by
Seller following Purchaser's written notice to Seller thereof.

      5.6 FURTHER ASSURANCES. All deliveries, payments and other transactions and documents relating to the transactions contemplated herein shall be interdependent and none shall be deemed effective unless and until all are effective (except to the extent that the party entitled to the benefit thereof has waived in writing satisfaction or performance thereof as a condition precedent to the Closing). Each party shall, at the request of any other party from time to time and at any time, whether on or after the Closing Date, and without further consideration, execute and deliver such deeds, assignments, transfers, assumptions, conveyances, powers of attorney, receipts, acknowledgments, acceptances and assurances as may be reasonably necessary to procure for the party so requesting, and its successors and assigns, or for aiding and assisting in collecting and reducing to possession, any and all of the Acquired Assets, or for the assumption of the Assumed Liabilities, or to otherwise satisfy and perform the obligations of the parties hereunder or to otherwise give effect to the transactions contemplated hereby. Without limiting the generality of the foregoing, Seller shall, upon the request of Purchaser and without further consideration, in a timely manner on and after the Closing Date execute and deliver to Purchaser such other documents, releases, assignments and other instruments as may be reasonably required to effectuate completely the transfer and assignment to Purchaser of, and to vest fully in Purchaser all of Seller's rights to the Acquired Assets.

      5.7 PRESS RELEASES AND ANNOUNCEMENTS. Prior to the Closing, except as required by applicable Law or exchange on which such Person's securities are listed, neither party nor any of their respective stockholders, officers, directors, employees, agents or Affiliates shall make any press release or other direct or indirect public announcement or disclosure regarding or relating to this Agreement or any transaction contemplated hereby without the prior written consent of the other party. To the extent either party makes a press release or other direct or indirect public announcement or disclosure, such party will provide the other party with reasonable notice and opportunity to comment on such press release, announcement or disclosure.

      5.8 CONDUCT OF THE EVENTPLUS BUSINESS POST CLOSING. After the Closing for a period of two (2) years following the Closing Date, Purchaser shall use commercially reasonable efforts to (x) conduct the EventPlus Business, concerning the Seller Generated Customer Accounts, in the ordinary course of business consistent with Purchaser's standard practices and (y) preserve the Seller Generated Customer Accounts; provided that, Purchaser may at any time discontinue servicing any Seller Generated Customer Accounts for any reasonable business reason, including but not limited to failure of payment or from selling the EventPlus Business subject to the buyer's assumption of the obligation to pay the Monthly Earn-Out Payments. To that end, Purchaser will either hire or designate existing, two (2) employees, as event coordinators who will be dedicated to the Seller Generated Customer Accounts during the Measurement Period. Should Purchaser desire to terminate or materially alter the relationship with any Seller Generated Customer Accounts, then Purchaser will provide written notice to Seller describing the circumstances and the anticipated date of transition. After the Closing and until the Transition Date, except: (i) as required by applicable Law; or (ii) with the prior written consent of Purchaser, Seller shall conduct the EventPlus Business concerning the EventPlus Customer Accounts (to the extent required by the Transition Services Agreement) in the ordinary course of business consistent with Seller's past

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practices. Because the customers of the EventPlus Business do currently use, and will expect to continue to use after the Closing Date, Seller's Web conferencing software known as the iLinc Suite(TM), Purchaser agrees to acquire at its additional expense an enterprise license to Seller's iLinc Suite (the
"ENTERPRISE LICENSE AGREEMENT") for use by the EventPlus Business Customers which will allow Purchaser to offer the iLinc Suite to its customers after Closing. Payment of any licensing fees associated with the iLinc Suite to be used by customers of EventPlus Customer Accounts are not a part of the Consideration and shall be fully earned regardless of the revenue, if any, earned by Purchaser and shall be fully paid by wire transfer on the Closing
Date.

                                   ARTICLE VI

                                     CLOSING

      6.1 CLOSING. The consummation of the transactions contemplated in this Agreement (the "CLOSING") will take place at the offices of McDermott, Will & Emery LLP, 227 W. Monroe St., Suite 4700, Chicago, Illinois, at 10:00 a.m., Chicago, Illinois time, on June 30, 2008 (the "CLOSING DATE"). Closing shall be deemed to have occurred as of the 11:59 pm on the Closing Date.

      6.2 CONDITIONS TO OBLIGATION OF PURCHASER. The obligations of Purchaser to purchase the Acquired Assets and assume the Assumed Liabilities at the Closing are subject to the satisfaction of each of the following conditions, unless explicitly waived by Purchaser in writing:

            (a) Seller shall have performed and satisfied each of its obligations hereunder required to be performed and satisfied at or prior to the Closing; PROVIDED, that for purposes of clarification, Seller's failure to obtain any Consent to the transfer or assignment of any EventPlus Customer Account shall not be deemed a failure of Seller to satisfy its obligations under this SECTION 6.2(a).

            (b) (i) Each of the representations and warranties of Seller and contained herein was true and correct as of the date hereof and will be true and correct at and as of the Closing Date; and (ii) there shall not have been any material adverse change in the business, prospects, condition (financial or otherwise) or results of operations of the EventPlus Business and no event shall have occurred that would require disclosure under SCHEDULE 3.3.

            (c) Purchaser shall have received from Seller a certificate signed by a duly authorized executive officer of Seller certifying the satisfaction of the conditions set forth in SECTIONS 6.2(a) AND 6.2(b).

            (d) No temporary restraining order, preliminary or permanent injunction, cease and desist order or other order issued by any court of competent jurisdiction or Governmental Authority preventing any transfer contemplated hereby or the consummation of the Closing, or imposing damages in respect thereto, shall be in effect, and there shall be no pending or threatened Proceedings by any Governmental Authority or by any other Person challenging or in any manner seeking to restrict or prohibit the Acquisition or the consummation of any other transactions contemplated hereby.


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

            (e) Purchaser shall have received a certificate from the Secretary or comparable official of Seller, dated as of the Closing Date, attesting to Seller's Board of Directors' resolutions and authorizing the execution, delivery and performance of this Agreement and the other agreements contemplated to be executed, performed and delivered by Seller hereunder.

            (f) Purchaser shall have received a counterpart of the Transition Services Agreement, in the form attached hereto as EXHIBIT A (the "TRANSITION SERVICES AGREEMENT"), duly executed by Seller.

            (g) Purchaser shall have received a counterpart of an agent agreement in the form attached hereto as EXHIBIT B, which will permit the sale by Seller of Purchaser's event services (the "AGENT AGREEMENT"), duly executed by Seller,.

            (h) Purchaser shall have received a Bill of Sale, in form attached hereto as EXHIBIT C, duly executed by Seller (the "BILL OF SALE"), and such other instruments as may be reasonably requested by Purchaser to transfer full legal and beneficial ownership of the Acquired Assets to Purchaser, free and clear of Encumbrances.

            (i) Purchaser shall have received a counterpart of the Assumption Agreement, in the form attached hereto as EXHIBIT D, duly executed by Seller, whereby Purchaser will assume, the Assumed Liabilities (the "ASSUMPTION AGREEMENT").

            (j) Purchaser shall have received a counterpart of the Enterprise License Agreement, in the form attached hereto as EXHIBIT E.

            (k) Purchaser shall have received a counterpart of the Registration Software License Agreement, in the form attached hereto as EXHIBIT F.

            (l) Purchaser shall have received a schedule of the accounts receivable due Seller and aging reports for the EventPlus Customer Accounts as of the Closing Date.

            (m) Purchaser shall have received a estimated schedule of all deposits included in the Acquired Assets.

            (n) Purchaser shall have received all other documents, instruments and certificates in connection with the transactions contemplated by this Agreement as Purchaser may reasonably request in form and substance reasonably satisfactory to Purchaser and its counsel.

      6.3 CONDITIONS TO OBLIGATION OF SELLER. The obligations of Seller to sell the Acquired Assets and assign the Assumed Liabilities at the Closing are subject to the satisfaction of each of the following conditions, unless explicitly waived in writing by Seller:

            (a) Purchaser shall have performed and satisfied each of its obligations hereunder required to be performed and satisfied by it at or prior to the Closing.

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

            (b) Each of the representations and warranties of Purchaser contained herein was true and correct as of the date hereof and will be true and correct at and as of the Closing Date.

            (c) Seller shall have received a certificate signed by a duly authorized officer or representative of Purchaser certifying the satisfaction of the conditions set forth in SECTIONS 6.3(a) and 6.3(b).

            (d) No temporary restraining order, preliminary or permanent injunction, cease and desist order or other order issued by any court of competent jurisdiction or any Governmental Authority preventing any transfer contemplated hereby or the consummation of the Closing, or imposing damages in respect thereto, shall be in effect, and there shall be no pending or threatened actions or Proceedings by any Governmental Authority (or determinations by any Governmental Authority) or by any other Person challenging or in any manner seeking to restrict or prohibit the sale of the Acquired Assets or the consummation of any other transactions contemplated hereby.

            (e) Seller shall have received a counterpart of the Transition Services Agreement, duly executed by Purchaser.

            (f) Seller shall have received a counterpart of the Agent Agreement, duly executed by Purchaser.

            (g) Seller shall have received a counterpart of the Assignment and Assumption Agreement, duly executed by Purchaser.

            (h) Seller shall have received a counterpart of the Enterprise License Agreement, duly executed by Purchaser.

            (i) Seller shall have received a counterpart of the Software Registration License Agreement, duly executed by Purchaser.

            (j) Purchaser shall have tendered payment of the amounts described in ARTICLE II required to be tendered to Seller at the Closing in accordance with ARTICLE II.

            (k) Seller shall have received all other documents, instruments and certificates in connection with the transactions contemplated by this Agreement as Seller may reasonably request in form and substance reasonably satisfactory to Seller and its counsel.

      6.4 CLOSING DATE AND DAY AFTER PAYMENTS.

            (a) At Closing, Purchaser shall pay to Seller by wire transfer the Closing Payment and the license and maintenance fees on the Enterprise License Agreement.

            (b) On the date following the Closing Date, Seller shall transfer to Purchaser by wire transfer all deposits included in the Acquired Assets and deliver to Purchaser a final list thereof. Any required reconciliation of deposits shall be made by the parties no later than the time of the first Monthly Earn-out Payment.


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                                  ARTICLE VII

                                   TERMINATION

      7.1 TERMINATION OF AGREEMENT. This Agreement may be terminated prior to the Closing as follows:

            (a) by mutual written consent of Seller and Purchaser;

            (b) Seller may terminate this Agreement by giving written notice to Purchaser at any time prior to the Closing if: (i) Purchaser has breached any covenant, representation or warranty in any material respect contained in this Agreement and such breach has not been cured within twenty (20) calendar days following the delivery of notice of such breach to Purchaser (so long as Seller is not then in material breach of any covenant, representation or warranty contained in this Agreement); or (ii) if the Closing shall not have occurred on or before July 1, 2008 (the "EXPIRATION DATE"), by reason of the failure of any condition precedent under SECTION 6.3 hereof (unless the failure results primarily from Seller's breach of any representation, warranty or covenant contained in this Agreement);

            (c) Purchaser may terminate this Agreement by giving written notice to Seller at any time prior to the Closing: (i) if Seller has breached any covenant, representation or warranty in any material respect contained in this Agreement and such breach has not been cured within twenty (20) calendar days following the delivery of notice of such breach to Seller (so long as Purchaser is not then in material breach of any covenant, representation or warranty contained in this Agreement); or (ii) if the Closing shall not have occurred on or before the Expiration Date, by reason of the failure of any condition precedent under SECTION 6.2 hereof (unless the failure results primarily from Purchaser's breach of any representation, warranty or covenant contained in this Agreement); or

            (d) by Seller or Purchaser if there shall be in effect a final nonappealable judgment or order of a Governmental Authority of competent jurisdiction restraining, enjoining or otherwise prohibiting the consummation of the transactions contemplated hereby; it being agreed that the parties hereto shall use commercially reasonable efforts to appeal any adverse determination which is not nonappealable (and pursue such appeal with reasonable diligence).

      7.2 PROCEDURE UPON TERMINATION. In the event of termination and abandonment by Purchaser or Seller, or both, in accordance with SECTION 7.1, written notice thereof shall forthwith be given to the other party, and this Agreement shall terminate, and the Acquisition shall be abandoned, without further action by Purchaser or Seller.

      7.3 EFFECT OF TERMINATION. In the event that this Agreement is validly terminated in accordance with SECTION 7.2, the parties shall be relieved of their duties and obligations arising under this Agreement after the date of such termination and such termination shall be without liability to the parties; PROVIDED, that no such termination shall relieve any party hereto from liability for any willful breach of this Agreement; PROVIDED FURTHER, that the obligations of the parties set forth in SECTION 5.7 (Press Releases and Announcements) and

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ARTICLE XII (Miscellaneous) hereof shall survive any such termination and shall be enforceable hereunder.

                                  ARTICLE VIII

                          SURVIVAL AND INDEMNIFICATION

      8.1 SURVIVAL. The representations, warranties and covenants of the parties contained in this Agreement or in any other certificate, report or other writing delivered pursuant hereto shall survive until February 28, 2010, unless on or before the termination thereof (or of the period set forth below applicable to certain representations and warranties), the complaining party notifies the other party in writing of a claim specifying the factual basis for that claim in reasonable detail; PROVIDED, HOWEVER, that (i) the representations and warranties set forth at SECTIONS 3.1, 3.2, 3.4, and 4.1 shall survive and shall not expire; (ii) the representation and warranty set forth in SECTION 3.6 shall survive until the ninetieth (90th) day after expiration of the applicable statute of limitations; and (iii) the covenants set forth in Articles V and IX that by their terms survive the Closing until the period reflected therein in each covenant. After a representation, warranty or covenant has terminated and expired, no indemnification will or may be sought pursuant to this ARTICLE VIII on the basis of that representation, warranty or covenant by any Person who would have been entitled pursuant to this ARTICLE VIII to indemnification on the basis of that representation and warranty prior to its termination and expiration.

      8.2 INDEMNIFICATION BY SELLER. Subject to SECTION 8.6, Seller shall indemnify and defend Purchaser and its Affiliates (the "PURCHASER INDEMNIFIED PARTIES") against, and shall hold them harmless from, any Losses incurred or suffered (as incurred or suffered) by any of the Purchaser Indemnified Parties relating to or arising out of any of the following: (a) any breach (on or prior to the Closing Date) of or inaccuracy in any representation or warranty made by Seller pursuant to this Agreement or any certificate, document, writing or instrument delivered by Seller pursuant to this Agreement; (b) any breach of or failure by Seller to perform any covenant or obligation of Seller set out in this Agreement; (c) any alleged, contingent or absolute debt, claim, obligation or other Liability of Seller other than the Assumed Liabilities; (d) any and all Taxes of Seller; (e) any brokerage or finders' fees or commissions or similar payments based upon any agreement or understanding made, or alleged to have been made, by any Person with Seller (or any Person acting on its behalf) in connection with the Acquisition; (f) the Retained Liabilities; or (g) any violation of the bulk transfers law of any state.

      8.3 INDEMNIFICATION BY PURCHASER. Subject to SECTION 8.6, Purchaser shall indemnify and defend Seller against, and shall hold it harmless from, any Losses incurred or suffered (as incurred or suffered) by Seller relating to or arising out of any of the following: (a) any breach of or any inaccuracy in any representation or warranty made by Purchaser pursuant to this Agreement or any certificate, document, writing or instrument delivered by Purchaser pursuant to this Agreement; (b) any breach of or failure by Purchaser to perform any covenant or obligation of Purchaser set out in this Agreement; (c) the Assumed Liabilities; or (d) the ownership, management, operation or use by Purchaser of the Acquired Assets or the conduct of the EventPlus Business by Purchaser after the Closing Date. The parties agree that in the event of a breach by Purchaser

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

of its obligation in SECTION 5.8, regarding operation of the EventPlus Business that the damages to Seller will be difficult if not impossible to quantify, and accordingly, the parties agree that in the event of any such breach, Purchaser shall owe to Seller, as liquidated damages and not as a penalty, solely the Minimum Payment for each month that Seller is in breach of said SECTION 5.8.

      8.4 NOTICE OF CLAIMS; ASSUMPTION OF DEFENSE. The indemnified party shall give prompt notice to the indemnifying party, in accordance with the terms of
SECTION 12.2, of the assertion of any Proceeding in respect of which indemnity may be sought hereunder, specifying with reasonable particularity the basis therefor and giving the indemnifying party such information with respect thereto as the indemnifying party may reasonably request (but the giving of such notice shall not be a condition precedent to indemnification hereunder). At its own expense, the indemnifying party may participate in and, at any time during the course of any such Proceeding, upon notice to the indemnified party and the indemnifying party's written agreement that the indemnified party is entitled to indemnification pursuant to SECTION 8.2 or SECTION 8.3, assume the defense thereof; PROVIDED, that the indemnifying party's counsel is reasonably satisfactory to the indemnified party, and the indemnifying party shall thereafter consult with the indemnified party upon the indemnified party's request for such consultation from time to time with respect to such Proceeding. If the indemnifying party assumes such defense, the indemnified party shall have the right (but not the duty) to participate in the defense thereof and to employ counsel, at its own expense, separate from the counsel employed by the indemnifying party. Whether or not the indemnifying party chooses to defend or prosecute any such Proceeding, the parties hereto shall cooperate in the defense or prosecution thereof. In the event that the indemnifying party elects not to assume the defense of any Proceeding, such election shall not relieve the indemnifying party of its obligations hereunder.

      8.5 SETTLEMENT OR COMPROMISE. No party shall settle or compromise any Proceeding without the prior written consent of the other party, which shall not be unreasonably withheld, conditioned or delayed. Any settlement or compromise made or caused to be made by the indemnified party or the indemnifying party, as the case may be, of any such Proceeding of the kind referred to in SECTION 8.4 shall also be binding upon the indemnifying party or the indemnified party, as the case may be, in the same manner as if a final judgment or decree had been entered by a court of competent jurisdiction in the amount of such settlement or compromise.

      8.6 LIMITATIONS ON INDEMNIFICATION. No Person shall be entitled to seek indemnification for Losses arising out of SECTIONS 8.2(a) or 8.3(a): (a) unless and until the aggregate amount of Losses arising out of SECTIONS 8.2(a) or 8.3(a), as applicable, exceed in the aggregate $10,000 (after which all such Losses (including the first $10,000) shall be indemnifiable pursuant to this
ARTICLE VIII); and (b) for amounts in excess of the total of the Closing Payment and the Monthly Earn-Out Payments; PROVIDED, HOWEVER, that the limitations set forth in this SECTION 8.6 shall not apply to claims for Losses arising out of willful breach or fraud of either party.

      8.7 RIGHT OF SETOFF. Purchaser shall have the right to set off against the Monthly Earn-Out Payments payable under SECTION 2.3 hereof (i) any credits or holdbacks which an EventPlus Customer Account asserts against Purchaser with respect to Retained Liabilities pertaining to such EventPlus Customer Account within 180 days following Closing and (ii) any other Retained Liabilities not

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

related to an EventPlus Customer Account which Purchaser may be required to pay at any time following Closing. The exercise of such right of setoff by Purchaser in good faith, whether or not ultimately determined to be justified will not constitute an event of default under this Agreement or otherwise.

                                   ARTICLE IX

                       NON-COMPETITION AND CONFIDENTIALITY

      9.1 DEFINITION. "CONFIDENTIAL INFORMATION" shall mean any and all information concerning the business affairs of the Purchaser or Seller, and shall include such information as it relates to any Affiliate of the Purchaser or Seller. Without limiting the generality of the foregoing, Confidential Information includes but is not limited to information:

            (a) which constitutes proprietary information of the Purchaser or Seller (including, with respect to Purchaser, the API);

            (b) which contains financial statements, financial projections and budgets, historical and projected sales, capital spending budgets and plans, business plans, the names and backgrounds of key personnel, customer lists and customer information, personnel training and techniques and materials, marketing plans or market expansion proposals and sales techniques and materials of the Purchaser or Seller, however documented;

            (c) product specifications, discoveries, improvements, processes, marketing and service methods or techniques, formulae, designs, styles, specifications, data bases, computer programs (whether in source code or object code), know-how, strategies, current and anticipated customer requirements, price lists, market studies, and any other information, however documented, that is a trade secret of Purchaser or Seller under applicable law; and

            (d) notes, analyses, compilations, studies, summaries, and other material prepared by or for the Purchaser or Seller containing or based, in whole or in part, on any information included in the foregoing.

      Notwithstanding anything to the contrary above, the term "Confidential Information" does not include information that: (i) is or becomes generally available to the public other than as a result of a disclosure by the receiving party or its representatives; (ii) was within the receiving party's possession prior to its being furnished to the receiving party by or on behalf of the disclosing party pursuant hereto; or (iii) becomes available to the receiving party on a non-confidential basis from a source other than the disclosing party or any of its representatives (provided that with respect to clauses (ii) and (iii) above, the source of such information was not bound by a confidentiality agreement with, or other contractual, legal or fiduciary obligation of confidentiality to, the disclosing party or any other party with respect to such information).

      9.2 CONFIDENTIALITY ACKNOWLEDGMENTS AND AGREEMENTS.



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

            (a) Seller hereby acknowledges, agrees and covenants that until the date that is three (3) years after the Closing Date (or earlier termination as the case may be), Seller and its Affiliates will keep confidential, will hold for the sole benefit of the Purchaser, and will not use except on behalf of the Purchaser, all Confidential Information of Purchaser (whether obtained pursuant to this Agreement or otherwise), which Seller acknowledges is, or shall be, proprietary to the Purchaser; PROVIDED, HOWEVER, that any Confidential Information that is also considered a trade secret under applicable Law, shall not be disclosed by Seller as long as such information remains a trade secret and is not generally known or available to the public other than as a result of unauthorized or unlawful disclosure directly or indirectly by Seller. For purposes of this SECTION 9.2(a), information contained in the Acquired Assets shall, following the Closing, be deemed Confidential Information of Purchaser. Seller agrees that upon request it shall forthwith return to the Purchaser, or destroy to the satisfaction of the Purchaser, all Confidential Information of Purchaser (whether obtained pursuant to this Agreement or otherwise) in whatever form such information is in the possession of Seller or under Seller's control, and shall additionally return all documents and other property that is in Seller's possession or under Seller's control and belonging to the Purchaser. Notwithstanding the foregoing, the obligations of confidentiality, nondisclosure and non-use with respect to Confidential Information required by this SECTION 9.2(a) shall not apply to any Confidential Information required to be disclosed in a judicial or administrative proceeding, or is otherwise required to be disclosed by Law, in any such case only after giving the non-disclosing party as much advance notice of the possibility of such disclosure as practical so that the non-disclosing party may attempt to stop such disclosure or obtain a protective order concerning such disclosure.

            (b) Purchaser hereby acknowledges, agrees and covenants that until the date that is three (3) years after the Closing Date (or earlier termination as the case may be), Purchaser and its Affiliates will keep confidential all Confidential Information of Seller, which Purchaser acknowledges is, or shall be, proprietary to Seller; PROVIDED, HOWEVER, that any Confidential Information that is also considered a trade secret under applicable Law, shall not be disclosed by Purchaser as long as such information remains a trade secret and is not generally known or available to the public other than as a result of unauthorized or unlawful disclosure directly or indirectly by Purchaser. Purchaser agrees that upon termination of this Agreement in accordance with
ARTICLE VII it shall forthwith return to the Seller, or destroy to the satisfaction of the Seller, all Confidential Information of Seller in whatever form such information is in the possession of Purchaser or under Purchaser's control. Notwithstanding the foregoing, the obligations of confidentiality, nondisclosure and non-use with respect to Confidential Information required by this SECTION 9.2(b) shall not apply to any Confidential Information required to be disclosed in a judicial or administrative proceeding, or is otherwise required to be disclosed by Law, in any such case only after giving the non-disclosing party as much advance notice of the possibility of such disclosure as practical so that the non-disclosing party may attempt to stop such disclosure or obtain a protective order concerning such disclosure.

      9.3 LIMITED ACTIVITIES. Should Closing occur, then until the date that is three (3) years after the Closing Date, Seller and its Affiliates will not, directly or indirectly, for any reason, for its own benefit, or for the benefit of or together with any Person:


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

            (a) solicit, or attempt to solicit , any employee, officer, or director of Purchaser or its Affiliates to terminate that Person's engagement or relationship with Purchaser or its Affiliates;

            (b) solicit, attempt to solicit any Seller Generated Customer Accounts for the purpose of having Seller Generated Customer Accounts (i) purchase EventPlus Business services from any person other than Purchaser (ii) cease purchasing EventPlus Business services from Purchaser;

            (c) accept or provide EventPlus Business services from Seller Generated Customer Accounts; or

            (d) be engaged as an owner in any business constituting a business within the description of an EventPlus Business anywhere in the United States (the "RESTRICTED BUSINESS"), provided, however, the foregoing prohibition and restrictions: (i) shall not apply to the ownership of less than one percent (1%) of the outstanding capital stock of any such Restricted Business that is publicly traded; (ii) shall not prohibit or restrict Seller's serving as an independent sales representative of Purchaser pursuant to the Agent Agreement; and (iii) shall not restrict in any manner Seller's conducting its Web Collaboration Business. For clarity and to avoid dispute in the future, it is acknowledged by the parties that the Seller and the Purchaser are engaged, and plan to continue to be engaged, in competitive Web conferencing and Web collaboration businesses and audio conferencing business (specifically concerning non-event type audio conferencing services and as an agent of a competitor of Purchaser in a business which is not a Restricted Business), and that nothing herein shall restrict or limit Seller's ability to engage in all respects in Seller's Web Collaboration Business which shall include (and shall not be restricted by this SECTION 9.3) the sale and offer of all types of web conferencing services and audio conferencing services (other than the Restricted Business) as well as the offering of Seller's Web conferencing products and services through third-party resellers of Seller who may also be reselling services in the Restricted Business offered by companies other than Seller and its Affiliates. Such third party resellers shall not be considered Affiliates of Seller merely by virtue of being resellers and unless Seller has an ownership interest therein, the restrictions herein shall not apply to the activity of such resellers in offering services of companies other than Seller and its Affiliates. For further clarity, the foregoing restrictions contained in this
SECTION 9.3(d) shall also not apply to any non-Affiliated, third-party purchaser ("THIRD PARTY BUYER") who acquires (whether by merger, consolidation or otherwise) a controlling interest in Seller (e.g. such number of outstanding shares of voting equity securities of Seller) in a bona fide, third-party transaction, (even if such Third Party Buyer is then or thereafter engaged in the Restricted Business); provided that Seller itself shall not under any circumstances be released as a result of such transaction; and provided further that Seller shall not under any circumstances reveal to the Third Party Buyer the Confidential Information of Purchaser or the Confidential Information of Seller specifically related to the EventPlus Business or the EventPlus Customer Accounts.

      9.4 PURCHASER NON-SOLICIT. Should Closing occur, then until the date that is three (3) years after the Closing Date, Purchaser will not, directly or indirectly, for any reason, for its own benefit, or for the benefit of or together with any Person, solicit, or attempt to solicit, any employee, officer or director of Seller, or its Affiliates to terminate that Person's engagement or relationship with Seller or its Affiliates.

      9.5 SEVERABILITY; REFORMATION. The covenants in this ARTICLE IX are severable and separate, and the unenforceability of any specific covenant in this ARTICLE IX is not intended by either party to, and shall not, affect the provisions of any other covenant in this ARTICLE IX. If any court of competent jurisdiction shall determine that the scope, time, or territorial restrictions set forth in SECTION 9.3 are unreasonable as applied to either party, the parties acknowledge their mutual intention and agreement that those restrictions be enforced to the fullest extent the court deems reasonable, and thereby shall be reformed to that extent as applied to such party and its Affiliates.

      9.6 INDEPENDENT COVENANT. All of the covenants in this ARTICLE IX are intended by each party hereto to be, and shall be construed as, an agreement independent of any other provision in this Agreement, and the existence of any claim or cause of action of a party against the other party or its Affiliates, whether predicated on this Agreement or otherwise, shall not constitute a defense to the enforcement by either party or its Affiliate of any covenant in this ARTICLE IX. It is specifically agreed that the period specified in SECTION
9.3 shall be computed by excluding from that computation any time during which Seller is in violation of any provision of SECTION 9.3.

      9.7 MATERIALITY. Purchaser and Seller hereby agree that this ARTICLE IX is a material and substantial part of this Agreement, and absent both parties entering into the restrictions of this ARTICLE IX, neither party would have entered into this Agreement and consummated the Acquisition.

                                   ARTICLE X

                               CERTAIN DEFINITIONS

      10.1 DEFINITIONS. The following terms, as used in this Agreement, have the following meanings:

      "ACCESS NUMBERS" shall have the meaning set forth in SECTION 1.1(f).

      "ACQUIRED ASSETS" shall have the meaning set forth in SECTION 1.1.

      "ACQUISITION" shall have the meaning set forth in the Preamble.

      "AFFILIATES" of any Person shall mean any other Person directly or indirectly controlling, controlled by or under common control with such Person.

      "AGENT AGREEMENT" shall have the meaning set forth in SECTION 6.2(g).

      "AGREEMENT" shall have the meaning set forth in the Preamble.

      "API" shall have the meaning set forth in SECTION 5.3(d).


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

      "ARBITRATION NOTICE" shall have the meaning set forth in SECTION 11.1.

      "ARBITRATION RULES" shall have the meaning set forth in SECTION 11.1.

      "ASSUMED LIABILITIES" shall have the meaning set forth in SECTION 1.3.

      "ASSUMPTION AGREEMENT" shall have the meaning set forth in SECTION 6.2(i).

      "BILL OF SALE" shall have the meaning set forth in SECTION 6.2(h).

      "BUSINESS DAY" means a day other than a Saturday, Sunday or other day on which commercial banks in Chicago, Illinois are authorized or required by law to close.

      "CLOSING" shall have the meaning set forth in SECTION 6.1.

      "CLOSING DATE" shall have the meaning set forth in SECTION 6.1.

      "CLOSING PAYMENT" shall have the meaning set forth in SECTION 2.1.

      "CONFIDENTIAL INFORMATION" shall have the meaning set forth in SECTION
9.1.

      "CONSENT" means any approval, consent, ratification, waiver or other authorization of any Person.

      "CONSIDERATION" shall have the meaning set forth in SECTION 2.1.

      "DISCLOSURE SCHEDULE" shall have the meaning set forth in the Preamble to
ARTICLE III.

      "DISPUTE" shall have the meaning set forth in SECTION 2.3(b).

      "ENCUMBRANCE" shall mean any encumbrance or restriction of any kind, including any pledge, security interest, lien, charge, mortgage, hypothecation, deed of trust, easement, lease, finance lease, sublease, claim, right of way, covenant, option, condition, or right of first refusal, however imposed.

      "ENTERPRISE LICENSE AGREEMENT" shall have the meaning set forth in SECTION 5.8.

      "EXCLUDED ASSETS" shall have the meaning set forth in SECTION 1.2.

      "EXPIRATION DATE" shall have the meaning set forth in SECTION 7.1(b).

      "EVENTPLUS CUSTOMER ACCOUNTS" shall have the meaning set forth in SECTION 1.1(a)

      "EVENTPLUS BUSINESS" means the business of a conferencing service provider by the provisioning of audio conferencing accounts using telephony lines to access conferencing bridges (normally using public switched telephone networks) that may or may not utilize the EventPlus Software and is specifically associated with high touch and regularly recurring dedicated operator events and services; but excluding specifically all services and assets related to Seller's Web Collaboration Business and all services and assets related to any unattended toll and toll free reservation-less audio conferencing.

      "EVENTPLUS SOFTWARE" shall have the meaning set forth in SECTION 1.1(e).

      "GAAP" shall mean United States generally accepted accounting principles, consistently applied.

      "GOVERNMENTAL AUTHORITY" shall mean the government of the United States, any state or political subdivision thereof, or any foreign government.

      "LAW" shall mean any federal, state, local or other law, statute, ordinance, regulation, rule, policy, guideline, ordinance, bylaw (zoning or otherwise), order, judgment, consent decree, permit, settlement agreement, judicial or administrative decision, injunction or requirement of any kind applicable to or binding on Purchaser, Seller, the EventPlus Business, or any of the Acquired Assets.

      "LIABILITY" means any liability or obligation of any kind, character or description, whether known or unknown, absolute or contingent, accrued or unaccrued, liquidated or unliquidated, secured or unsecured, joint or several, due or to become due, vested or unvested, executory, determined, determinable or otherwise and whether or not the same is required to be accrued or reflected on financial statements prepared in accordance with GAAP or is disclosed or required to be disclosed on any Schedule to this Agreement.

      "LOSSES" shall mean all liabilities, equitable remedies, losses, costs (including costs of settlement), fines, damages of any nature, judgments, penalties, diminution of value, or expenses (including reasonable attorneys' fees and costs of litigation).

      "MEASUREMENT PERIOD" shall have the meaning set forth in SECTION 2.3(a).

      "MINIMUM PAYMENTS" shall have the meaning set forth in SECTION 2.3(a).

      "MONTHLY EARN-OUT PAYMENTS" shall have the meaning set forth in SECTION 2.3(a).

      "OPEN EVENT CONTRACTS" shall have the meaning set forth in SECTION 1.1(b).

      "PERSON" shall mean any individual, corporation (including any non-profit corporation), general or limited partnership, limited liability company, joint venture, estate, association, trust, Governmental Authority or other entity or organization.

      "PROCEEDING" shall have the meaning set forth in SECTION 3.8.

      "PURCHASER" shall have the meaning set forth in the Preamble.


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

      "PURCHASER INDEMNIFIED PARTIES" shall have the meaning set forth in
SECTION 8.2.

      "PURCHASER'S KNOWLEDGE" shall mean the actual knowledge of Greg Doerr and Timothy Reedy, and such knowledge as such individuals could reasonably expect to discover or otherwise become aware of in the ordinary course of their duties for the Purchaser.

      "REFERRED CUSTOMER ACCOUNTS" shall have the meaning set forth in SECTION 2.3(a).

      "REGISTRATION SOFTWARE LICENSE AGREEMENT" shall have the meaning set forth in SECTION 1.1(e).

      "RESELLER AGREEMENT" means an agreement, whether written or oral through which Seller has authorized a third party to resell its audio conferencing services, whether as an authorized agent, value-added reseller, or wholesale distributor listed on SCHEDULE 3.7(c); PROVIDED, that to the extent a Reseller Agreement authorizes a third party to sell both audio and web conferencing services, then only the rights associated with the audio conferencing services shall be deemed to constitute a "Reseller Agreement" for all purposes hereunder, including for purposes of SECTIONS 1.1 and 1.3.

      "RESTRICTED BUSINESS" shall have the meaning set forth in SECTION 9.3(d).

      "RETAINED LIABILITIES" shall have the meaning set forth in SECTION 1.4.

      "REVENUE STATEMENTS" shall have the meaning set forth in SECTION 3.5(a).

      "SELLER" shall have the meaning set forth in the Preamble.

      "SELLER'S BOARD OF DIRECTORS" shall have the meaning set forth in SECTION 3.2.

      "SELLER GENERATED CUSTOMER ACCOUNTS" shall have the meaning set forth in
SECTION 2.3(a)

      "SELLER'S KNOWLEDGE" shall mean the actual knowledge of the officers of Seller, and such knowledge as any of them could reasonably expect to discover or otherwise become aware of in the ordinary course of such person's duties for the Seller.

      "TAX RETURN" shall mean any report, return or other information required to be supplied to a Governmental Authority or any other Person in connection with Taxes.

      "TAXES" shall mean all taxes, including, income, gross receipts, net proceeds, ad valorem, turnover, real and personal property (tangible and intangible), sales, use, franchise, excise, value added, stamp, leasing, lease, user, transfer, fuel, excess profits, occupational and interest equalization, windfall profits, payroll, severance and employees' income withholding and Social Security taxes imposed by the United States or by any state, municipality, subdivision or instrumentality of the United States or by any other tax authority, including all applicable penalties and interest.

      "THIRD PARTY BUYER" shall have the meaning set forth in SECTION 9.3(d).

      "TRANSITION DATE" shall mean the date the delivery of services for the customer accounts is transitioned to Purchaser's infrastructure but no later than July 31, 2008.

      "TRANSITION SERVICES AGREEMENT" shall have the meaning set forth in
SECTION 6.2(f).

      "WEB COLLABORATION BUSINESS" shall mean all aspects of Seller's business other than Seller's EventPlus Business, specifically but not limited to any on-line meetings, conferences, training and customer support using Seller's Web conferencing and collaboration software. The Web Collaboration Business shall specifically include and make reference to Seller's provision, sale, offering for sale, and use by customers of Web conferencing features, audio conferencing features and event-like registration features and functions to the extent used to support, and as an integrated component and part of, Seller's Web conferencing. The Web Collaboration Business shall specifically include and make reference to Seller's provision, sale, offering for sale, and use by customers of and the use of event registration and management features to the extent necessary to support, and as an integrated component and part of, Seller's Web conferencing and Web collaboration software.



                                   ARTICLE XI

                               DISPUTE RESOLUTION

      11.1 AGREEMENT TO ARBITRATE. Upon notice by either party to the other (the "ARBITRATION NOTICE"), any dispute, claim or controversy arising out of or relating to this Agreement or the breach, termination, enforcement, interpretation or validity thereof, including the determination of the scope or applicability of this agreement to arbitrate, shall be determined by binding arbitration in the jurisdiction of the defendant/respondent in such an arbitration action, and before one (1) arbitrator. Arbitration shall be administered by American Arbitration Association ("AAA") pursuant to its Comprehensive Arbitration Rules and Procedures (the "ARBITRATION RULES"). Judgment on the award may be entered in any court having jurisdiction. This clause shall not preclude parties from seeking provisional remedies in aid of arbitration from a court of appropriate jurisdiction.

      11.2 SELECTION OF ARBITRATOR. The parties shall, by joint agreement, select a single arbitrator, but if they do not agree on the selection of an arbitrator within twenty (20) days after the date notice of the arbitration was received by the non-sending party, then selection shall be made in accordance with the Arbitration Rules.

      11.3 INTERIM RELIEF. Either party may, without inconsistency with this Agreement, seek from a court any injunctive relief that may be necessary to protect the rights or property of that party pending the selection of the arbitrator or pending the arbitrator's determination of the merits of the controversy.


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

      11.4 ENFORCEMENT OF ARBITRATOR'S DECISION; FEES. Judgment on the award of the arbitrator may be entered in any court having jurisdiction over the party against which enforcement of the award is being sought. The costs of the arbitration, including but not limited to all reasonable attorneys' fees, shall be borne by the substantially non-prevailing party in the arbitration, as shall be determined by the arbitrator.

                                  ARTICLE XII

                                  MISCELLANEOUS

      12.1 AMENDMENT; WAIVERS. This Agreement may not be amended, modified or supplemented unless such amendment is in writing and duly executed by the parties. No approval, consent or waiver will be enforceable unless signed by the granting party. Failure to insist on strict performance or to exercise a right when entitled does not prevent a party from doing so later for that breach or a future one.

      12.2 NOTICES. All notices, requests, demands, claims and other communications hereunder shall be in writing. Any notice, request, demand, claim, or other communication hereunder shall be deemed duly given: (a) if personally delivered, when so delivered; (b) if mailed, five (5) Business Days after having been sent by first class, registered or certified U.S. mail, return receipt requested, postage prepaid and addressed to the intended recipient as set forth below; (c) if given by telecopier, once such notice or other communication is transmitted to the telecopier number specified below; PROVIDED, that: (i) the sending telecopier generates a transmission report showing successful completion of such transaction; and (ii) such notice or other communication is promptly thereafter mailed in accordance with the provisions of clause (b) above, and PROVIDED, FURTHER, that if such telecopy is sent after 5:00 p.m. local time at the location of the receiving telecopier, or is sent on a day other than a Business Day, such notice or communication shall be deemed given as of 9:00 a.m. local time at such location on the next succeeding Business Day; or (d) if sent through a nationally-recognized overnight delivery service that guarantees next day delivery, the Business Day following its delivery to such service in time for next day delivery.

                  If to Seller, to:

                           iLinc Communications, Inc.
                           Attention: Mr. James M. Powers, Jr.
                           2999 North 44th Street, Suite 650
                           Phoenix, AZ 85018
                           Telephone:      (602) 952-1200
                           Facsimile:      (602) 952-0544

                  Copy to:

                           Jackson Walker L.L.P.
                           Attention: James Ryan, Esq.
                           1401 McKinney
                           Houston, Texas 77002
                           Telephone:      (214) 953-5801
                           Facsimile:      (214) 661-6688

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

                  If to Purchaser, to:

                           Conference Plus, Inc.
                           Attention: Timothy Reedy, President
                           1051 E. Woodfield Road
                           Schaumburg, IL 60173
                           Telephone:      (847) 413-2725
                           Facsimile:      (847) 413-2179

                           Copy to:

                           McDermott Will & Emery LLP
                           Attention: Neal White
                           227 West Monroe Street, Suite 4700
                           Chicago, Illinois 60606-5096
                           Telephone       (312) 984-7579
                           Facsimile:      (312) 984-7700

Any party may change the address to which notices, requests, demands, claims and other communications hereunder are to be delivered by giving the other parties notice in the manner herein set forth.

      12.3 COUNTERPARTS. This Agreement may be executed in counterparts, each of which shall be deemed an original, but all of which together shall constitute one and the same instrument.

      12.4 HEADINGS. The headings preceding the text of Articles and Sections of this Agreement are for reference only and shall not be deemed part of this Agreement.

      12.5 APPLICABLE LAW; WAIVER OF JURY TRIAL. This Agreement shall be governed by and construed and enforced in accordance with the laws of the State of Illinois. THE PARTIES EACH HEREBY KNOWINGLY, VOLUNTARILY AND INTENTIONALLY WAIVE ANY RIGHT THEY MAY HAVE TO A TRIAL BY JURY IN RESPECT TO ANY LITIGATION OR CAUSE OF ACTION BASED ON, OR ARISING OUT OF, UNDER OR IN CONJUNCTION IN ANY MANNER WITH TRANSACTIONS CONTEMPLATED BY THIS AGREEMENT.

      12.6 ASSIGNMENT. This Agreement shall be binding upon and inure to the benefit of the parties hereto and their respective heirs, personal representatives, successors and assigns; PROVIDED, HOWEVER, that no assignment shall be made hereof without the prior written consent of the non-assigning party, except that Purchaser may assign its rights hereunder to any of its Affiliates without any other party's prior consent; PROVIDED, that the assignee assumes all of Purchaser's obligations hereunder.


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

      12.7 EXPENSES. All fees and expenses incurred in connection with this Agreement and the transactions contemplated by this Agreement, including all legal, accounting, financial advisory, consulting and all other fees and expenses of third parties, shall be paid by the party incurring such expenses, regardless of whether the Closing occurs. Other than amounts disputed in good faith, any amount not received when due (i.e., past due) by more than thirty
(30) days, including but not limited to the Monthly Earn-Out Payments, will bear interest at the lower of 1.5% per month or the highest rate permitted by law, until fully paid. Other than with respect to amounts disputed in good faith, each party is entitled to recover any sums expended in connection with the collection of sums not paid when due, including reasonable attorneys' fees.

      12.8 NO THIRD PARTY BENEFICIARIES. This Agreement is solely for the benefit of the parties and their respective Affiliates and no provision of this Agreement shall be deemed to confer upon third parties any remedy, claim, liability, reimbursement, claim of action or other right in excess of those existing without reference to this Agreement.

      12.9 SPECIFIC PERFORMANCE. The parties hereto recognize and affirm that in the event of breach by any party of any of the provisions of ARTICLE IX of this Agreement, money damages would be inadequate and the non-breaching would have no adequate remedy at law. Accordingly, each party agrees that the non-breaching party shall have the right, in addition to any other rights and remedies existing in its favor, to enforce its rights and its obligations under ARTICLE IX of this Agreement not only by an action or actions for damages, but also by an action or actions for specific performance, injunction and other equitable relief, or any of them, in order to enforce or prevent any violations (whether anticipatory, continuing or future) of the provisions of this Agreement without the necessity of proving actual damages or posting bond.

      12.10 ENTIRE UNDERSTANDING. This Agreement sets forth the entire agreement and understanding of the parties in respect to the transactions contemplated hereby and supersedes all prior agreements, arrangements and understandings relating to the subject matter hereof and is not intended to confer upon any other person any rights or remedies hereunder. There have been no representations or statements, oral or written, that have been relied on by any party hereto, except those expressly set forth in this Agreement.

      12.11 CONSTRUCTION. The parties acknowledge and agree that each of them has participated in the drafting of this Agreement and that this Agreement has been reviewed by the respective legal counsel for such parties and that the normal rule of construction to the effect that any ambiguities are to be resolved against the drafting party shall not be applied to the interpretation of this Agreement. No inference in favor of, or against, any party shall be drawn from the fact that one party has drafted any portion of this Agreement.

      12.12 SCHEDULES. The parties hereto are exchanging copies of all Schedules referred to in this Agreement, which Schedules are hereby made a part hereof and incorporated herein by reference. All such Schedules read as of the Closing Date or, as to any of the Schedules bearing a particular date, as of any other date specified therein.

      12.13 SEVERABILITY. Whenever possible each provision and term of this Agreement shall be interpreted in such manner as to be effective and valid under applicable law, but if any provision or term of this Agreement shall be held to be prohibited by or invalid under such applicable law, or determined to be void

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

or unenforceable for any reason, then such provision or term shall be ineffective only to the extent of such prohibition, invalidity or unenforceability, without invalidating or affecting in any manner whatsoever the remainder of such provision or term or the remaining provisions or terms of this Agreement, and the prohibited, invalid or unenforceable provision shall be modified to the minimum extent necessary to make it permissible, valid and enforceable, unless the result of any such invalidity or unenforceability shall be to cause a material failure of consideration to the party seeking to sustain the validity or enforceability of the subject provision.

      12.14 ELECTRONIC SIGNATURES. The parties agree that signatures transmitted and received via electronic transmission shall be treated for all purposes of this Agreement as original signatures and shall be deemed valid, binding and enforceable by and against all parties

      12.15 PRINCIPLES OF CONSTRUCTION. In this Agreement and all other attached exhibits, annexes and schedules to this Agreement, unless otherwise expressly indicated or required by the context:

            (a) reference to and the definition of any document shall be deemed a reference to such document as it may be amended, supplemented, revised, or modified, in writing, from time to time but disregarding any amendment, supplement, replacement or novation made in breach of this Agreement;

            (b) references in this Agreement to any document or agreement shall be deemed to include references to such document or agreement as amended, varied, supplemented or replaced from time to time in accordance with such document's or agreement's terms;

            (c) defined terms in the singular shall include the plural and vice versa, and the masculine, feminine or neuter gender shall include all genders;

            (d) the words "including" or "includes" shall be deemed to mean "including without limitation" and "including but not limited to" (or "includes without limitation" and "includes but is not limited to") regardless of whether the words "without limitation" or "but not limited to" actually follow the term; and



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            (e) the words "hereof," "herein" and "hereunder" and words of similar import when used in this Agreement or exhibits, annexes and schedules shall refer to this Agreement and its exhibits, annexes and schedules as a whole and not to any particular provision hereof or thereof, as the case may be.

                           [SIGNATURE PAGES TO FOLLOW]


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



                  IN WITNESS WHEREOF, the parties have executed and caused this Asset Purchase Agreement to be executed and delivered on the date first above written.

                                             PURCHASER:

                                             CONFERENCE PLUS, INC.


                                             By:  ______________________________
                                                 Name: _________________________
                                                 Title: ________________________


                                             SELLER:

                                             iLINC COMMUNICATIONS, INC.


                                             By:  ______________________________
                                                 Name: _________________________
                                                 Title: ________________________


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



                                LIST OF EXHIBITS




Exhibit A                                 Form of Transition Services Agreement
Exhibit B                                 Form of Agent Agreement
Exhibit C                                 Form of Bill of Sale
Exhibit D                                 Form of Assumption Agreement
Exhibit E                                 Form of Enterprise  License Agreement
Exhibit F                                 Form of Registration Software License
                                          Agreement

                                LIST OF SCHEDULES


Schedule 1.1(a)                           EventPlus Customer Accounts
Schedule 1.1(f)                           Telecommunications Numbers
Schedule 2.5                              Allocation of Consideration
Schedule 3.1                              Foreign Qualification
Schedule 3.3                              No Adverse Change
Schedule 3.5(a)                           Revenue Statements
Schedule 3.7(a)                           (i) Open Event Contracts

                                          (ii) Other
                                          contracts relating
                                          to the EventPlus
                                          Customer Accounts

                                          (iii) the amount
                                          owed by each
                                          EventPlus Customer
                                          Accounts to Seller
                                          as of the Closing
                                          Date, with aging



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Schedule 3.7(b)                           Employment Agreements
Schedule 3.7(c)                           Reseller Agreements
Schedule 3.8                              Litigation
Schedule 3.9                              Customer Information




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